FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

ANNUAL REPORT

of

NEW SOUTH WALES TREASURY CORPORATION

(registrant)

THE CROWN IN RIGHT OF NEW SOUTH WALES

(co-registrant)

(Names of Registrants)

Date of end of last fiscal year:

June 30, 2013

SECURITIES REGISTERED

(As of the close of the fiscal year)

Title of Issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A(1)

(1)	This Form 18-K/A is being filed voluntarily by the registrant and co-registrant.

Names and address of persons authorized to receive notices and communications of behalf of the Registrants from the Securities and Exchange Commission:

Philip Gaetjens Secretary New South Wales Treasury Level 27, Governor Macquarie Tower 1 Farrer Place Sydney NSW 2000 Australia	Stephen Knight Chief Executive New South Wales Treasury Corporation Level 22, Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia

EXPLANATORY NOTE

The undersigned registrants hereby amend the Annual Report filed on Form 18-K for the above-noted fiscal year by attaching hereto as Exhibits (c)(iii)(A)-(F) the New South Wales 2014-2015 Budget Papers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Sydney, Australia on July 18, 2014.

NEW SOUTH WALES TREASURY CORPORATION

By:	/s/ Stephen Knight
Name:	Stephen Knight
Title:	Chief Executive

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Sydney, Australia on July 18, 2014.

THE CROWN IN RIGHT OF NEW SOUTH WALES

By:	/s/ Philip Gaetjens
Name:	Philip Gaetjens
Title:	Secretary

INDEX TO EXHIBITS

Exhibit (c)(iii)	New South Wales 2014-2015 Budget Papers, consisting of:

Exhibit (c)(iii)(A)	Budget Speech

Exhibit (c)(iii)(B)	Budget Statement

Exhibit (c)(iii)(C)	Budget Estimates

Exhibit (c)(iii)(D)	Infrastructure Statement

Exhibit (c)(iii)(E)	Appropriation Bills

Exhibit (c)(iii)(F)	NSW 2021 Performance Report 2014-15